SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Amendment No. __)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                       Consolidated Mercantile Incorporated
                          -----------------------------
                                (Name of Issuer)



                           COMMON STOCK, no par value
                     ---------------------------------------
                         (Title of Class of Securities)



                                    20950N107
                                  -------------
                                 (CUSIP Number)


                                February 12, 2008
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X| Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |_| Rule 13d-1(d)



1) NAME OF REPORTING PERSON

            Sanghani Focus Fund, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-0113045
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|

                                                      (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas
-----------------------------------------------------------------------------
                                5)   SOLE VOTING POWER

       NUMBER                        331,592
       OF                     -----------------------------------------------
       SHARES                   6)   SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                      0
       EACH                   -----------------------------------------------
       REPORTING                7)   SOLE DISPOSITIVE POWER
       PERSON
       WITH                          331,592
                              -----------------------------------------------
                                8)   SHARED DISPOSITIVE POWER

                                     0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    331,592
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |-|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
-----------------------------------------------------------------------------




1) NAME OF REPORTING PERSON

            Sanghani Investment Advisors, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-0080061
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|

                                                    (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas
-----------------------------------------------------------------------------
                                5)   SOLE VOTING POWER

       NUMBER                        331,592
       OF                     -----------------------------------------------
       SHARES                   6)   SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                      0
       EACH                   -----------------------------------------------
       REPORTING                7)   SOLE DISPOSITIVE POWER
       PERSON
       WITH                          331,592
                              -----------------------------------------------
                                8)   SHARED DISPOSITIVE POWER

                                     0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   331,592
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |-|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-----------------------------------------------------------------------------




1) NAME OF REPORTING PERSON

            Samir A. Sanghani

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|

                                                    (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-----------------------------------------------------------------------------
                                5)   SOLE VOTING POWER

       NUMBER                        331,592
       OF                     -----------------------------------------------
       SHARES                   6)   SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                      0
       EACH                   -----------------------------------------------
       REPORTING                7)   SOLE DISPOSITIVE POWER
       PERSON
       WITH                          331,592
                              -----------------------------------------------
                                8)   SHARED DISPOSITIVE POWER

                                     0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    331,592
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |-|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-----------------------------------------------------------------------------



                                  SCHEDULE 13G

Item 1(a).   Name of Issuer:

Consolidated Mercantile Incorporated


Item 1(b).   Address of Issuer's Principal Executive Offices:

106 Avenue Road, Toronto, Ontario M5R 2H3


Item 2(a).   Name of Persons Filing:

  (i) Sanghani Focus Fund, L.P.
 (ii) Sanghani Investment Advisors, L.L.C.
(iii) Samir A. Sanghani

(collectively, the "Reporting Persons" and each a "Reporting Person")


Item 2(b).   Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at One International Place, Suite 2401, Boston, MA 02110.


Item 2(c).   Citizenship:

(i)      Sanghani Focus Fund, L.P.
	 Texas

(ii)     Sanghani Investment Advisors, L.L.C.
	 Texas

(iv)     Samir A. Sanghani
         USA


Item 2(d).   Title of Class of Securities:

Common Stock, no par value


Item 2(e).   CUSIP Number:

             20950N107


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c)

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |X| Investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)



Item 4.      Ownership.

(i) Sanghani Focus Fund, L.P.(1)

            (a) Amount beneficially owned: 331,592

            (b) Percent of class: 6.5%(2)

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 331,592

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        331,592

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0



(ii) Sanghani Investment Advisors, L.L.C.(1)

            (a) Amount beneficially owned: 331,592

            (b) Percent of class: 6.5%(2)

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 331,592

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        331,592

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0


(iii) Samir A. Sanghani(1)

            (a) Amount beneficially owned: 331,592

            (b) Percent of class: 6.5%(2)

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 331,592

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        331,592

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

----------
(1) The general partner of Sanghani Focus Fund, L.P. is Sanghani Investment Advisors, L.L.C., a limited liability company organized under the laws of Texas. Samir A. Sanghani is the sole member of Sanghani Investment Advisors, L.L.C.

(2) Percentages are based on 5,077,207 shares of Common Stock outstanding as of May 14, 2008 (as set forth on the Issuer's Form 6-K, filed on May 14, 2008 with the Securities and Exchange Commission).




Item 5.      Ownership of Five Percent or Less of a Class.

Not applicable.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.


Item 8.      Identification and Classification of Members of the Group.

Not applicable.


Item 9.      Notice of Dissolution of Group.

Not applicable.


Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated as of May 30, 2008

                                Sanghani Focus Fund, L.P.

                                By:  Sanghani Investment Advisors, L.L.C.,
                                         its General Partner

                                By:   /s/  Samir A. Sanghani
                                     --------------------------------------
                                     Samir A. Sanghani, its sole Member

Dated as of May 30, 2008
                                Sanghani Investment Advisors, L.L.C..

                                By:   /s/  Samir A. Sanghani
                                      ---------------------------------------
                                      Samir A. Sanghani, its sole Member


Dated as of May 30, 2008

                                By:   /s/  Samir A. Sanghani
                                      --------------------------------------
                                      Samir A. Sanghani



                                   EXHIBIT A


                            Agreement of Joint Filing

         Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

          This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of May 30, 2008

                                Sanghani Focus Fund, L.P.

                                By:  Sanghani Investment Advisors, L.L.C.,
                                         its General Partner

                                By:   /s/  Samir A. Sanghani
                                     --------------------------------------
                                     Samir A. Sanghani, its sole Member

Dated as of May 30, 2008
                                Sanghani Investment Advisors, L.L.C..

                                By:   /s/  Samir A. Sanghani
                                      ---------------------------------------
                                      Samir A. Sanghani, its sole Member


Dated as of May 30, 2008

                                By:   /s/  Samir A. Sanghani
                                      --------------------------------------
                                      Samir A. Sanghani